UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2005

Chart Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11442	34-1712937
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(440) 753-1490

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Chart Industries, Inc. (the "Company") historically has maintained a cash bonus plan administered by the Compensation Committee of its Board of Directors (the "Committee"). The purpose of the bonus plan is to provide an incentive to employees to enhance stockholder value. The Committee historically determines which employees of the Company are eligible to participate in the bonus plan for a fiscal period, establishes specific performance targets to be achieved during that fiscal period and approves specific bonus amounts under the plan, which are tied to the targets. Executive officers of the Company historically have participated under specific terms of the broader cash bonus plan approved by the Committee. The actual bonuses payable under the cash bonus plan for a fiscal period, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the target approved by the Committee, as determined by the Committee.

On January 26, 2005, the Committee adopted the Chart Industries, Inc. 2005 Employee Incentive Compensation Plan (the "2005 Incentive Plan") for the Company’s 2005 fiscal year. In connection with its adoption of the 2005 Incentive Plan, the Committee determined that that the following executive officers are eligible to participate in the 2005 Incentive Plan: Samuel F. Thomas, President and Chief Executive Officer; Michael F. Biehl, Chief Financial Officer and Treasurer; and Charles R. Lovett, Vice President—Manufacturing. The Committee also approved the financial targets for fiscal 2005 under the 2005 Incentive Plan. The financial target approved by the Committee as it relates to these executive officers is the Company’s achievement of a specified amount (the "Year-End Target") of consolidated earnings before interest, taxes, depreciation, amortization and restructuring costs, subject to certain adjustments ("EBITDAR"), for fiscal 2005. The potential 2005 cash bonus amounts payable under the 2005 Incentive Plan approved by the Committee are based on percentages of the 2005 base salaries of Messrs. Thomas, Biehl and Lovett, which are $400,000, $213,200 and $173,349, respectively.

Under the 2005 Incentive Plan, Messrs. Thomas, Biehl and Lovett could receive 2005 cash bonuses equal to 100% of their respective 2005 base salaries, if the Company achieves the Year-End Target EBITDAR for fiscal 2005. Messrs. Thomas, Biehl and Lovett could receive 2005 cash bonuses equal to 150% of their respective 2005 base salaries, if the Company exceeds the Year-End Target EBITDAR for fiscal 2005 by approximately 11% or more. Messrs. Thomas, Biehl and Lovett will not receive any 2005 bonuses if the Company falls short of the Year-End Target EBITDAR by approximately 19% or more, unless a minimum cash bonus is earned under the terms disclosed below. Subject to any such minimum bonus, each executive officer will receive a graduated 2005 cash bonus payout based on his 2005 base salary for the Company’s achievement of between approximately 81% and 111% of the Year-End Target EBITDAR. Each executive officer must be employed by the Company at the end of 2005 to be eligible for a bonus payment under the 2005 Incentive Plan, except in the case of an earned minimum cash bonus where the executive officer has been involuntarily terminated from employ with the Company.

In addition to approving the Year-End Target, on January 26, 2005 the Committee approved a mid-year target related to the 2005 Incentive Plan for Messrs. Thomas, Biehl and Lovett, which is the Company’s achievement of a specified amount (the "Mid-Year Target") of consolidated EBITDAR for the first half of fiscal 2005. If the Company achieves or exceeds the Mid-Year Target EBITDAR for the first half of fiscal 2005, Messrs. Thomas, Biehl and Lovett will earn a minimum cash bonus under the 2005 Incentive Plan equal to 50% of their respective 2005 base salaries, which cannot be reduced based on subsequent Company financial performance in 2005 and will be paid as part of and at the same time as payments of cash bonuses under the 2005 Incentive Plan generally. If the Mid-Year Target EBITDAR is not achieved, no minimum cash bonus payment would be earned for 2005.

The Committee has the authority to determine the Company’s actual performance against the Year-End Target and Mid-Year Target. It also has the discretion to adjust the bonuses that otherwise might be payable to Messrs. Thomas, Biehl and Lovett based on unforeseen events or other circumstances as it deems appropriate in good faith. Any 2005 cash bonuses payable under the 2005 Incentive Plan will be paid no later than March 15, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

February 1, 2005	By:	/s/Michael F. Biehl

Name: Michael F. Biehl
Title: Chief Financial Officer and Treasurer